EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-33094, 333-65968, 333-97249, 333-103768, 333-107727, 333-149828, 333-155527, 333-170716, 333-175852, and 333-184558 on Form S-8 and in Registration Statement No. 333-225403 on Form F-3ASR of our reports dated 15 May 2019, relating to the consolidated financial statements of National Grid plc and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended 31 March 2019.
/s/ Deloitte LLP
London, United Kingdom
4 June 2019